FOOD TECHnology Service, Inc.
Dedicated to Preventing Food-Borne Illness




                                                      January 9, 1998



Mr. Frank Fraser
MDS Nordion
447 March Road
Kanata, Ontario K2K 1X8

Reference:   Equity Investments in Food Technology Service, Inc.

Dear Frank:

         We acknowledge receipt of US $20,000 on January 9, 1998.

         We appreciate your participation in our organization and this letter confirms that your ability to convert this $20,000 loan into 25,000 shares at US $0.80 in the capital of FTSI be at your option.






                                        Yours very truly,
                                        FOOD TECHNOLOGY SERVICE, INC.



                                        by:
                                            Pete Ellis, President & CEO



cc:  B. Butler
     C. McGuire
     N. Gotfrit